Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3, as amended, and related Prospectus of MatrixOne, Inc. for the registration of 2,303,745 shares of its common stock and to the incorporation by reference therein of our report dated July 29, 2004, with respect to the consolidated financial statements and schedule of MatrixOne, Inc. included in its Annual Report on Form 10-K for the year ended July 3, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 18, 2004